Exhibit 99.1

Unaudited Consolidated Financial Statements

For the Nine Months Ended September 30, 2013 and 2012

WESTWOOD ONE, INC.

WESTWOOD ONE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$20,704	$8,445
Accounts receivable, net of allowance for doubtful accounts	62,525	74,180
Prepaid expenses and other assets	9,506	11,396
Deferred financing costs	5,536	9,058
Total current assets	98,271	103,079
Property and equipment, net	22,765	27,384
Goodwill	73,844	73,844
Intangible assets, net	121,307	131,957
Other assets	4,624	4,348
TOTAL ASSETS	$320,811	$340,612

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Producer and accounts payable	$23,467	$33,570
Amounts payable to related parties	315	3,439
Accrued expenses and other liabilities	39,791	39,448
Accrued interest	1,733	4,988
Current maturity of long-term debt	207,857	250,201
Total current liabilities	273,163	331,646
Preferred stock classified as debt	67,212	—
Long-term debt payable to related parties	—	35,774
Deferred tax	992	1,202
Other liabilities	25,051	22,377
TOTAL LIABILITIES	366,418	390,999

Commitments and contingencies

Preferred Stock	79,892	10,782

STOCKHOLDERS’ DEFICIT
Common stock, $0.01 par value; 5,000,000,000 shares authorized; 57,031,961 shares issued and outstanding	570	570
Additional paid-in capital	146,384	141,381
Accumulated deficit	(272,453)	(203,120)
TOTAL STOCKHOLDERS’ DEFICIT	(125,499)	(61,169)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$320,811	$340,612
See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)
(In thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2013	2012
Revenue	$156,235	$181,148
Costs of revenue (excluding depreciation and amortization)	104,948	122,810
Gross profit	51,287	58,338
Compensation costs	20,393	21,766
Other operating costs	26,317	22,424
Depreciation and amortization	16,381	17,895
Goodwill impairment	—	67,218
Restructuring and other charges	7,927	12,475
Total operating costs	71,018	141,778
Operating loss	(19,731)	(83,440)
Interest expense, net	23,923	27,268
Preferred Stock dividend	12,171	681
Unrealized gain on fair value of warrant liability	(2,010	—
Loss on extinguishment of debt	15,661	—

Loss from operations before income tax	(69,476)	(111,389)
Income tax benefit	(143)	(12,722)

Net loss	(69,333)	(98,667)
Comprehensive loss	(69,333)	(98,667)

Loss per share Common Stock	(1.22)	(1.73)

Weighted-average shares outstanding:
Common Stock
Basic and diluted	57,031,961	57,003,748

See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (In thousands)
	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(69,333)	$(98,667)
Adjustments to reconcile net loss to net cash provided by operating activity, net of acquisitions:
Depreciation and amortization	16,381	17,895
Goodwill impairment	—	67,218
Paid-in-kind interest expense	8,636	3,599
Amortization of original issue discount and deferred financing costs	3,343	3,767
Stock-based compensation	4,401	4,953
Accrued preferred stock dividend	12,171	681
Bad debt expense	208	338
Deferred rent expense	156	414
Loss on extinguishment of debt	15,661	—
Change in fair value of interest rate cap	10	215
Unrealized gain on fair value of warrant liability	(2,010)	—
Deferred taxes	—	(13,087)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	11,447	21,852
Prepaid expenses and other current assets	1,302	(4,483)
Other assets	378	(1,303)
Producer and accounts payable	(10,103)	(533)
Accrued expenses and other current liabilities	(6,556)	(2,658)
Other liabilities	3,040	1,126
Total adjustments	58,465	99,994
Net cash (used in) provided by operating activities	(10,868)	1,327

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,399)	(2,509)
Loan to related party	—	(850)
Proceeds from maturity of restricted investment	—	538
Acquisition of business, net of cash acquired	—	(53)
Net cash used in investing activities	(1,399)	(2,874)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under second lien term loan	31,500	—
Proceeds from issuance of preferred stock (including $2,623 capital contribution)	16,500	—
Repayment of long-term debt	(19,045)	(2,907)
Repayment under Revolving Credit Facility	(1,767)	(14,700)
Capitalized costs related to the Recapitalization	(1,969)	—
Payment of preferred stock issuance costs	(693)	—
Borrowings under Revolving Credit Facility	—	30,100
Purchase of interest rate cap contracts	—	(233)
Net cash provided by financing activities	24,526	12,260

Net increase in cash and cash equivalents	12,259	10,713
Cash and cash equivalents at beginning of period	8,445	5,627
Cash and cash equivalents at end of period	$20,704	$16,340

See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT (unaudited)
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	(Accumulated Deficit)	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2012	57,031,961	$570	$141,381	$(203,120)	$(61,169)
Net loss	—	—	—	(69,333)	(69,333)
7.5% Warrants issued in Recapitalization	—	—	1,295	—	1,295
Preferred stock issuance costs	—	—	(693	—	(693)
Stock-based compensation	—	—	4,401	—	4,401
Balance at September 30, 2013	57,031,961	$570	$146,384	$(272,453)	$(125,499)

See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(In thousands, except share and per share amounts)

Note 1 — Description of Business and Basis of Presentation

Description of Business

In this report, “Westwood One,” “Company,” “we,” “us,” and “our” refer to Westwood One, Inc. (formerly known as Dial Global, Inc.) (together with our subsidiaries).

We are organized as a single reporting segment, the Radio business. We are an independent, full-service network radio company that distributes, produces, and/or syndicates programming and services to more than 8,200 radio stations nationwide including representing/selling audio content of third-party producers. We produce and/or distribute over 200 news, sports, music, talk and entertainment radio programs, services, and digital applications, as well as audio content from live events, turn-key music formats, prep services, jingles and imaging. We have no operations outside the United States, but sell to customers outside the United States.
In exchange for our programs and services, and through our advertising sales representation, we primarily receive commercial air time from radio stations and aggregate the air time to sell to national advertisers; to a lesser extent, we receive cash, content and services. By aggregating and packaging commercial airtime across radio stations nationwide, we offer our advertising clients/customers a cost effective way to reach a broad audience, and to target their audience on a demographic and geographic basis.

On April 16, 2013, we closed our Recapitalization as contemplated by the following agreements, among others: (1) an Amended and Restated Credit Agreement (the “A&R First Lien Credit Agreement”) dated as of February 28, 2013, by and among the Company, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders party thereto, (2) an Amended and Restated Second Lien Credit Agreement (the “A&R Second Lien Credit Agreement”) dated as of February 28, 2013, by and among the Company, Cortland Capital Market Services LLC, as administrative agent and collateral agent, and the lenders party thereto (the “Second Lien Lenders”), and (3) a Priority Second Lien Credit Agreement (the “Priority Second Lien Credit Agreement”) dated as of February 28, 2013, by and among the Company, Cortland Capital Market Services LLC, as administrative agent and collateral agent, and Black Rock Kelso (the “Priority Second Lien Lender”), each of which became effective on April 16, 2013. See Note 3 — Debt and Note 12 — Preferred Stock, regarding the specific debt, preferred stock and warrants converted and issued in the Recapitalization.

On March 8, 2013, we and CBS entered into an agreement to amend certain terms of our Master Agreement, News Programming Agreement, Technical Services Agreement and Affiliation Agreement. As part of such amendment, we agreed to give back commercial inventory on certain stations to CBS in return for a corresponding reduction to our station compensation, negotiated the reduction of certain fees, eliminated certain fee escalators payable to CBS and eliminated and/or modified certain rights to adjust station compensation for changes in audience. Additionally, we agreed to provide certain CBS stations with a right of first refusal to certain of our programming. This amendment became effective on April 16, 2013, upon the closing of the Recapitalization.

Acquisition by Cumulus Media Inc.

On August 30, 2013, we announced that we had entered into an agreement and plan of merger ("Cumulus Merger Agreement") with Cardinals Merger Corporation, a wholly-owned subsidiary of Cumulus Media Holdings, Inc. ("Cumulus") (the "Cumulus Merger"). Cardinals Merger Corporation will merge with and into Westwood One and Westwood One will become a wholly-owned subsidiary of Cumulus. On December 12, 2013, we announced the consummation of the transactions contemplated by the

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Cumulus Merger Agreement, dated as of August 30, 2013, by and among Westwood One, Inc. and Cumulus. The consideration paid by Cumulus was $260,000, which included the following; repayment of all of our long-term debt (approximately $214,134), purchase of all of the 57,031,961 shares of our outstanding common stock (approximately $8,840), purchase of all of the outstanding the 7.5% warrants (approximately $671), payment of related transaction expenses (approximately $5,255) and a portion of our Series A Preferred Stock (approximately $31,100). In conjunction with the Cumulus Merger Agreement, the holders of our Series B, C and D Preferred Stock and the holders of the 12% warrants contributed the shares associated with these instruments without payment or further consideration. Also as a result of the consummation the Cumulus Merger, all outstanding stock options were canceled and terminated without payment.

Note Regarding Presentation

The notes to the financial statements contained herein are presented as of September 30, 2013 and present our capitalization as such existed after the Recapitalization that closed on April 16, 2013. As part of such Recapitalization our Credit Facilities were amended and restated, we entered into a new Priority Second Lien Term Loan Facility and the PIK Notes and our previously existing Series A Preferred Stock, par value $0.01 per share ("Old Series A Preferred Stock") described below were converted into equity (Series C Preferred Stock and Series D Preferred Stock, respectively).

Common Stock

Upon the closing of the Recapitalization, we filed the A&R Certificate of Incorporation which, among other things, provides for the reclassification of our outstanding shares of our existing Class A common stock, par value $0.01 per share and Class B common stock, par value $0.01 per share into one class of common stock.

Going Concern

The financial statements contained herein have been prepared assuming the Company continues as a going concern. Based on our current financial projections, absent additional debt or equity capital from third parties, we anticipate that we will breach our debt leverage and interest coverage covenants for the quarter ended June 30, 2014 and beyond and our operating cash balances will be insufficient to fund our operations during the first quarter of 2014 and beyond. Such expected non-compliance is a result of several factors. We believe our 2013 results were adversely impacted by, among other things, competitive factors, such as a greater diversity of digital ad platforms (into which ad budgets have flowed) and increased competition from our major competitors. See Note 3 — Debt for debt classification.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates by their nature are based on judgments and available information. Actual results could differ from those estimates. The most significant assumptions and estimates involved in preparing the financial statements include those related to useful lives of property and equipment, the useful lives of intangible assets, allowance for doubtful accounts, fair values assigned to intangibles, interest rate caps, and stock-based awards, and the valuation of goodwill.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of accounts receivable.

Our revenue is generated primarily from companies located in the United States. We perform periodic credit evaluations of our customers’ financial condition and, in certain instances, require payment in advance. Accounts receivable are due principally from large U.S. companies under stated contract terms. We provide for estimated credit losses, as required.

Our percentage of revenues generated by individual advertising agencies (each with multiple customers) that account for ten percent or more of our revenue and the related accounts receivable balances are as follows.

	Percentage of Revenue
	Nine Months Ended September 30,		Percent of Total Accounts Receivable
	2013	2012	September 30, 2013	December 31, 2012
Agency A	12%	11%	8%	8%
Agency B	15%	11%	14%	13%
Agency C	7%	11%	7%	10%

Comprehensive Loss

For the nine months ended September 30, 2013 and 2012, our comprehensive loss is equal to our net loss for each of the periods presented.

Loss per Share

Basic earnings (loss) per share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period are weighted for the portion of the period that they are outstanding. Diluted earnings per share reflect the potential dilution that could result if securities or other contracts to issue common stock are exercised or converted into common stock (stock options and warrants). Common stock equivalents are excluded in periods in which they are anti-dilutive. The effect of common stock equivalents for nine months ended September 30, 2013 and 2012 were 11,996,745 and 156,469, respectively, and were excluded from the calculation of diluted loss per share because the effect was anti-dilutive. Basic and dilutive shares outstanding included the Class A common stock and Class B common stock combined in periods prior to April 16, 2013, and common stock after that date.

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Supplemental Disclosures - Cash Flow Information

	Nine Months Ended September 30,
	2013	2012
Cash paid during the period for interest	$12,592	$17,611
Conversion of Second Lien Term Loans to Series A preferred stock	$62,871	$—
Conversion of PIK Notes to Series C preferred stock	$37,341	$—

Recent Accounting Pronouncements

The adoption of the following accounting standards and updates during 2013 did not result in a significant impact to the consolidated financial statements:

In July 2012, the FASB issued guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements where the total obligation is fixed at the reporting date, and for which no specific guidance currently exists. This guidance is effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. We are currently assessing the expected impact, if any, on the consolidated financial statements.

Note 3 — Debt

Currently Outstanding Debt

Recapitalization

As a result of the Recapitalization that closed on April 16, 2013: (i) we made repayments under the First Lien Term Loan Facility and Revolving Credit Facility ("First Lien Credit Facilities") of $8,817 and $1,183, respectively, ($10,000 in aggregate) in excess of the scheduled loan repayments and closed on the A&R First Lien Credit Agreement (see below); (ii) the Second Lien Term Loan Facility was converted into two term loans of $15,000 each that mature on April 16, 2018 issued under the A & R Second Lien Credit Agreement ($30,000 in the aggregate) and Series A Preferred Stock with a redemption value of $62,871 issued pursuant to the Exchange and Contribution Agreement ("Series A Preferred Stock"), and (iii) the Priority Second Lien Lender extended us an additional $31,500 Priority Second Lien Term Loan Facility.

The Recapitalization of the First Lien Credit Facilities has been accounted for as a modification of debt with a new effective interest rate established based on the carrying value of the preexisting debt and the revised cash flows. The Recapitalization of the Second Lien Term Loan Facility has been accounted for as an extinguishment of debt with a loss on extinguishment of debt of $15,661 included in the consolidated statement of operations and comprehensive loss (see table below in section "Loss On Extinguishment of Debt and Costs Related to Recapitalization" for details of the costs). Interest expense is reported based on the effective interest rate of the new debt.

On February 28, 2013, prior to and in contemplation of the Recapitalization, we made a principal repayment of $5,000 to the First Lien Credit Facilities ($4,416 to the First Lien Term Loan Facility and $584 to the Revolving Credit Facility.) Additionally, the Second Lien Lenders as holders of the Series A Preferred Stock issued as part of the Recapitalization, were granted certain corporate governance rights and received penny warrants. The Priority Second Lien Lender also received penny warrants to purchase 7.5% of our common stock (the "7.5% Warrants"), which are currently exercisable, in consideration for such lender's agreement to extend the $31,500 Priority Second Lien Term Loan Facility.

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Also as a result of the Recapitalization, we entered into the Exchange and Contribution Agreement, among the Company and holders of the PIK Notes, to issue to them 37,341 shares of Series C Preferred Stock in exchange for their contribution to us of all of their right, title and interest in the PIK Notes, including all accrued and unpaid interest thereon (the “PIK Exchange and Contribution Agreement”).

The Series A Preferred Stock was initially recorded at a fair value of $62,228 on the date that the Recapitalization closed. The Series A Preferred Stock is mandatorily redeemable (see below) and classified as debt in the consolidated balance sheet. As of September 30, 2013, the Series A Preferred Stock and related accumulated dividends were $67,212 in the aggregate and are included in the liabilities section of the consolidated balance sheet as preferred stock classified as debt. Carrying value is the equivalent value for shares issued, at liquidation value of $1,000 per share, plus accumulated dividends.

As part of the Recapitalization, the Priority Second Lien Lender extended us an additional $31,500 Priority Second Lien Term Loan Facility which matures on July 21, 2017. In addition, $630 of fees associated with such loan have been included as an original issue discount and are included in such Priority Second Lien Term Loan in the consolidated balance sheet. The Priority Second Lien Lender also received the 7.5% Warrants to purchase our common stock (currently exercisable) in consideration for such lender's agreement to extend the $31,500 Priority Second Lien Term Loan Facility. At the date of the Recapitalization, the proceeds from the term loan were recorded as long term debt in the consolidated balance sheet at the fair value of $31,500 on the date of issuance and the related warrants issued to such Priority Lien Lender had a fair value of $1,295, which were included in equity and loss on extinguishment of debt in the consolidated statement of operations and comprehensive loss.

2011 Acquisition of Westwood (Merger) and Previously Outstanding Debt

On October 21, 2011 (the "Westwood Merger Date"), we consummated the merger (the "Westwood Merger") contemplated by the Agreement and Plan of Merger, dated as of July 29, 2011 (as amended, the "Westwood Merger Agreement"), by and among Westwood, Radio Network Holdings, LLC, a Delaware corporation (subsequently renamed Verge Media Companies LLC, "Dial Merger Sub"), and Verge Media Companies, Inc. ("Verge"). As part of this transaction, Verge merged with and into Dial Merger Sub, with Dial Merger Sub continuing as the surviving company. In addition, Verge's then outstanding debt and Westwood's then outstanding debt was repaid and on the Westwood Merger Date, we and our subsidiaries, as borrower and subsidiary guarantors, respectively, entered into the Second Lien Term Loan Facility, the First Lien Term Loan Facility and the Revolving Credit Facility ("Credit Facilities") and PIK Notes that are described below. On December 12, 2011, Westwood changed its name to Dial Global, Inc. On September 4, 2013, Dial Global, Inc. changed its name back to Westwood One, Inc. In addition, previously outstanding credit agreements of Excelsior Radio Networks, LLC ("Excelsior") were repaid as of the consummation of the Westwood Merger.

Credit Facilities

From October 21, 2011 to the Recapitalization closing date of April 16, 2013, the First Lien Credit Agreement provided for (1) a term loan in an aggregate principal amount of $155,000 (the “First Lien Term Loan Facility”), (2) a $25,000 revolving credit facility, $5,000 of which was available for letters of credit (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Credit Facilities”) and (3) an uncommitted incremental facility in the amount of up to $25,000, of which $10,000 could be used to increase the amount of the Revolving Credit Facility.

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

On April 16, 2013, we closed our Recapitalization, including the A&R First Lien Credit Agreement, which provides for (1) a continuation of the existing first lien term loan in an aggregate principal amount of approximately $136,000 (the “A&R First Lien Term Loan Facility”), (2) an approximately $23,200 revolving credit facility, $6,000 of which is available for letters of credit (the “A&R Revolving Credit Facility” and, together with the A&R First Lien Term Loan Facility, the “A&R First Lien Credit Facilities”) and (3) an uncommitted incremental facility.

As of September 30, 2013, the outstanding balance of our A&R Revolving Credit Facility was $18,233 and total outstanding letters of credit were $4,258, providing $742 of availability under the $23,233 Revolving Credit Facility.

Each of the Revolving Credit Facility and First Lien Term Loan Facility had an original maturity of five years and the A&R First Lien Credit Agreement has the same maturity and repayment schedule. The principal amount of the First Lien Term Loan Facility has scheduled quarterly installments equal to 2.5% (per annum) of the $155,000 original principal amount of the First Lien Term Loan Facility payable beginning October 21, 2011 and increases by an additional 2.5% per year for the first four and three-quarter years, with the balance scheduled to be paid at maturity (October 21, 2016). We made the scheduled quarterly repayments of $5,812 in the aggregate for the nine months ended September 30, 2013. The A&R First Lien Term Loan Facility has scheduled annual repayments of the original principal amount payable, with annual scheduled repayment amounts (payable in quarterly installments beginning March 31, 2012) of $3,875 $7,750, $11,625, $15,500 and $14,531 in the aggregate for 2013, 2014, 2015 and 2016 (through September 30, 2016), respectively. We currently classify the First Lien Term Loan Facility as a current liability.

The Second Lien Credit Agreement provided for a term loan in an aggregate principal amount of $85,000 (the “Second Lien Term Loan Facility”). The Second Lien Term Loan Facility had an original maturity of five years and nine months. The entire amount of the Second Lien Term Loan Facility was payable at maturity. As part of the Recapitalization, the Second Lien Term Loan Facility was converted into two term loans of $15,000 each that mature on April 16, 2018 issued under the A & R Second Lien Credit Agreement. In addition, the Second Lien Lenders as holders of the Series A Preferred Stock issued as part of the Recapitalization, were granted certain corporate governance rights and received penny warrants to purchase 12.0% of our common stock, which warrants will be exercisable at specified dates (see below) after the Recapitalization if we do not retire the $30,000 Second Lien Term Loans issued under the A&R Second Lien Credit Agreement and the Series A Preferred Stock held by such Second Lien Lenders prior to the specified dates. The repayment of the Second Lien Term Loan Facility is considered an extinguishment of debt and as such for the nine months ended September 30, 2013 we recorded a loss on extinguishment of debt of $15,661 in the consolidated statement of operations and comprehensive loss. For a schedule of the loss on extinguishment see section "Loss On Extinguishment of Debt and Costs Related to Recapitalization" below.

PIK Notes

In connection with the Merger, we issued $30,000 in aggregate principal amount of Senior Subordinated Unsecured PIK Notes ("PIK Notes”) to Gores, certain entities affiliated with Oaktree Capital Management, L.P. ("Oaktree") and certain entities affiliated with Black Canyon Capital LLC ("Black Canyon"). The PIK Notes were unsecured and accrued interest at the rate of 15.0% per annum, which compounded quarterly for the first five years and would compound annually thereafter, mature on the six-year three-month anniversary of the issue date and were subordinate in right of payment to the Credit Facilities. On April 16, 2013, as part of the Recapitalization, the PIK Notes were converted into 37,341 shares of new Series C Preferred Stock with a carrying value of $41,699 at the date of issuance. The Recapitalization of the PIK Notes to Series C Preferred Stock was included as a component of preferred stock in the consolidated balance sheet at September 30, 2013 (see Note 12 — Preferred Stock).

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Warrants Issued in Recapitalization (April 2013)

As a result of the Recapitalization, we issued two separate sets of warrants to purchase our common stock. The Second Lien Lenders as holders of the Second Lien Term Loan Facility that was converted into Series A Preferred Stock, were granted certain corporate governance rights and received penny warrants to purchase 12.0% of our common stock (the "12% Warrants"), which warrants will be exercisable in tranches on or after the specified dates of April 16, 2014, January 1, 2015 and January 1, 2016 if we do not retire the $30,000 Second Lien Term Loan and the Series A Preferred Stock held by such Second Lien Lenders prior to the specified exercise dates.

The 12% Warrants had a fair value of $2,010 as of the Recapitalization Date and that fair value was recorded in the consolidated balance sheet in other liabilities (non-current) and as part of the loss on extinguishment of debt in the consolidated statement of operations and comprehensive loss. The change in the fair value of the liability warrants as of September 30, 2013 was $2,010 and was recorded as an unrealized gain in the consolidated statements of operations and comprehensive loss.

The Priority Second Lien Lender also received the 7.5% Warrants, which were immediately exercisable, in consideration for such lender's agreement to extend the $31,500 Priority Second Lien Term Loan Facility. The 7.5% Warrants had a fair value at issuance of $1,295 and were recorded in the consolidated balance sheet in stockholders' equity as additional paid in capital and as part of the loss on extinguishment of debt in the consolidated statement of operations and comprehensive loss.

Debt Classification

As a result of the Recapitalization, our past non-compliance with certain debt covenants (in existence as of December 31, 2012 and as of April 1, 2013, the date we filed our 2012 Annual Report on Form 10-K) was permanently waived. Accordingly, we classified the long-term portions of the Credit Facilities entered into as part of the Recapitalization and related deferred financing costs as non-current liabilities and non-current assets, respectively, in the consolidated balance sheets as of the date of the Recapitalization. As of December 31, 2012, we had classified the Credit Facilities and related deferred financing costs as current liabilities and current assets, respectively, in the consolidated balance sheets. Based on our current financial projections, absent additional debt or equity capital from third parties, we anticipate that we will not have sufficient liquidity within the next twelve months, and we have, therefore, classified our long-term debt and related deferred financing costs as current liabilities and current assets, respectively, in the consolidated balance sheets as of September 30, 2013.

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

The components of our debt were as follows on the dates indicated below:

	September 30, 2013	December 31, 2012
A&R First Lien Term Loan Facility (1)	$132,079	$—
Less: original issue discount	(5,949)	—
First Lien Term Loan Facility (1)	—	151,125
Less: original issue discount	—	(6,726)
Priority Second Lien Term Loan and Fees (4)	32,130	—
Less: original issue discount	(562)	—
Second Lien Tranche A Loans (5)	15,420	—
Second Lien Tranche B Loans (6)	16,506	—
Second Lien Term Loan Facility (2)	—	87,824
Less: original issue discount	—	(2,022)
Revolving Credit Facility (3)	18,233	20,000
Total current portion long-term debt	207,857	250,201

Preferred stock classified as long-term debt	67,212	—
PIK Notes	—	35,774
Total preferred stock classified as long-term debt and PIK Notes	$67,212	$35,774

(1)    The all in interest rate on the First Lien Term Loan Facility as of September 30, 2013 and December 31, 2012 was 8.00%.

(2)	The all in interest rate on the Second Lien Term Loan Facility as of December 31, 2012 was 13.00%.

(3)	The all in interest rate on the Revolving Credit Facility as of September 30, 2013 and December 31, 2012 was 8.00%.

(4)	The all in interest rate on the Priority Second Lien Term Loans as of September 30, 2013 was 12.00%.

(5)	The all in interest rate on the Second Lien Tranche A Loans as of September 30, 2013 was 6.00%.

(6)	The all in interest rate on the Second Lien Tranche B Loans as of September 30, 2013 was 22.45%.

Presently, the all-in rate for Eurodollar rate loans is 8% (LIBOR floor of 1.5% plus applicable margin of 6.5%) and for base rate loans is 8.75% (prime rate of 3.25% plus applicable margin of 5.5%). The two tranches of the second lien indebtedness under the A&R Second Lien Credit Agreement bear interest at 6% per annum (Tranche A) and, for the first year after closing, 22.45% per annum for the period from the effective date up to the first anniversary of the effective date, 22.17% per annum for the period from the first anniversary up to the second anniversary of the effective date, 21.16% per annum for the period from the second anniversary up to the third anniversary of the effective date and 20.43% per annum from the third anniversary until paid in full (Tranche B), respectively, and will be capitalized and added to the principal balance of the loans unless certain conditions are satisfied to pay such interest in cash. The new term loans under the Priority Second Lien Credit Agreement bear interest at 12% per annum payable quarterly in arrears in cash.

The amortization of the original issue discount and deferred financing costs included in interest expense, net in the consolidated statements of operations and comprehensive loss were as follows:

	Nine Months Ended September 30,
	2013	2012
Deferred financing amortization	$1,529	$1,879
Original issue discount amortization	1,814	1,888
Total	$3,343	$3,767

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Loss On Extinguishment of Debt and Costs Related to Recapitalization

The details of the loss on extinguishment of debt included in the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2013 were as follows:

Write-off of the Second Lien Term Loan Facility deferred financing charges	$3,026
Write-off of the Second Lien Term Loan Facility original issue discount	1,892
Cost of issuance of 7.5% penny warrants at fair value	1,295
Cost of issuance of 12% penny warrants at fair value	2,010
Cost of issuance of 2,250 shares of Series B Preferred Stock at fair value	2,250
Cost of issuance of 5,092 shares of Series C Preferred Stock at fair value	5,004
Cost of issuance of 1,530 shares of Series D Preferred Stock at fair value	1,474
Gain from issuance of 62,871 shares of Series A Preferred Stock	(643)
Gain from issuance of 37,341 shares of Series C Preferred Stock	(647)
$15,661

The details of the costs related to the Recapitalization, net of costs capitalized in original issue discount and deferred financing costs, included in other operating expense in the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2013 were as follows:

First Lien Credit Facilities advisory costs	$839
Second Lien Term Loan Facilities advisory costs	1,641
Third party legal, advisory and accounting professional fees	6,502
Total costs	8,982
Less: First Lien Credit Facilities advisory costs - capitalized as original issue discount	839
Less: third party legal, advisory and accounting costs allocated to Second Lien Term Loan Facilities - capitalized as deferred financing costs as part of the Second Lien Term Loan extinguishment	1,130
Less: Preferred Stock advisory costs - capitalized as additional paid-in capital	693
Net costs related to the Recapitalization in other operating expense	$6,320

Interest Rate Cap Contracts

From time to time, we enter into interest rate cap contracts to manage interest rate risk. Such contracts cap the borrowing rates on floating debt to provide a hedge against the risk of rising rates. We assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities.

By using derivative financial instruments to hedge exposure to changes in interest rates, we expose ourself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate cap contract. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest rate cap contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

In January 2012, we entered into interest rate cap contracts to manage the risks associated with our variable rate debt as required by our Credit Agreements. These contracts cap the interest rate at 3.0% on a notional amount of $122,500 of the outstanding debt,

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

are not designated as hedges and expire on March 31, 2015. The initial one-time payment for these interest rate cap contracts was $233. Expense related to the interest rate cap contracts for nine months ended September 30, 2013 was $10 and for the nine months ended September 30, 2012, was $215, as determined by the change in the fair value of the interest rate cap contracts as of the end of each respective period. The fair value of the interest rate cap contracts at September 30, 2013 was $0 and at December 31, 2012 was $10 and were included in other assets.

Note 4 — Related Party Transactions

Transition Services

On July 29, 2011, Excelsior entered into a transition services agreement with Triton Digital, Inc. (“Triton Digital”) to provide it with access to and use of certain premises leased by us and related services for a monthly fee of $22 plus related facilities expenses. This agreement is effective until such time as the support and use of the various facilities is terminated. The termination date for various services may occur at various times but no later than April 2014. Any termination earlier than the stated termination date must be mutually agreed upon by the parties. Fees related to the transition services for the nine months ended September 30, 2013 and 2012 were $198 and are included as credits in other operating costs in the consolidated statements of operations and comprehensive loss.

PIK Notes

As of December 31, 2012, the total amount of PIK Notes classified as long-term debt payable to related parties in the consolidated balance sheets was $35,774, of which $33,465 was held by our major stockholders, Gores and certain entities affiliated with Triton. PIK Notes accrued interest at the rate of 15.0% per annum, which compounded quarterly. Interest expense for the related party PIK Notes was $1,466 and $3,366 for the nine months ended September 30, 2013 and 2012, respectively, and was included in interest expense in the consolidated statements of operations and comprehensive loss. PIK Notes were converted to Series C Preferred Stock upon the closing of the Recapitalization.

Digital Reseller Agreement

On July 29, 2011, Verge entered into a Digital Reseller Agreement with Triton Digital, pursuant to which it agreed to provide, at its sole expense and on an exclusive basis (subject to certain exceptions), for four years, services to Triton Digital customarily rendered by network radio sales representatives in the United States in exchange for a commission. By mutual agreement of the parties, the Digital Reseller Agreement terminated on December 31, 2012. Revenue related to the agreement for the nine months ended September 30, 2012 was $2,415.

Other Related Party Transactions

For the nine months ended September 30, 2013 and 2012, we recognized approximately $5,736 and $2,060 in revenue, respectively, and $5,449 and $1,140 in operating expense, respectively, from radio stations in which Oaktree has (directly or indirectly) a financial interest.

We entered into a joint venture in December 2011 with a media partner, which was terminated in December 2012. We made an initial capital contribution of $1 and held a 50% voting interest in the joint venture. As of September 30, 2012, we loaned $850 to the joint venture and recorded interest income related to the loans of $47 for the nine months ended September 30, 2012. No

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

equity income was recorded for the nine months ended September 30, 2012 for this investment. The loan to the joint venture was repaid in the fourth quarter of 2012.

A summary of related party revenue, other operating costs and interest expense are as follows:

	Nine Months Ended September 30,
	2013	2012
Revenue	$5,736	$4,475
Other operating costs	5,251	942
Interest expense, net	$1,466	$3,319

Note 5 — Property and Equipment

The components of our property and equipment are as follows:

	September 30, 2013	December 31, 2012
Radio and communications equipment	$20,054	$19,757
Leasehold improvements, building and land	16,720	16,429
Office computers, equipment and software	15,331	15,363
Property and equipment	52,105	51,549
Accumulated depreciation	(29,340)	(24,165)
Property and equipment, net	$22,765	$27,384

Depreciation expense associated with property and equipment was $5,731 and $5,683, for the nine months ended September 30, 2013 and 2012, respectively. Equipment and leasehold improvements related to facilities we closed in 2013 with an approximate cost basis of $556 and a net book value of $0 were written off in in the third quarter of 2013.

Note 6 — Goodwill

The recording of goodwill from acquisitions is guided by the principles of Accounting Standards Codification ("ASC") 805 Business Combinations ("ASC 805") that defines goodwill as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

In accordance with ASC 350 Intangibles - Goodwill and Other ("ASC 350"), entities are permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a two-step goodwill impairment test to test goodwill impairment. The first step is to determine if there is an indication of impairment by comparing the estimated fair value to its carrying value including goodwill. Goodwill is considered impaired if the carrying value exceeds the estimated fair value. Upon indication of impairment a second step is performed to determine the amount of the impairment by comparing the implied fair value of the reporting unit's goodwill with its carrying value.

To estimate our fair value for step one, we utilize a combination of income and market approaches to estimate the fair value of the reporting unit. The income approach involves discounting future estimated cash flows. The discount rate is the value-weighted average of the reporting unit's estimated cost of equity and debt ("cost of capital") derived using, both known and estimated

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

customary market metrics. We perform sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies, evaluated and adjusted, if necessary, based on our strengths and weaknesses relative to the selected guideline companies, and then applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. We evaluated the income and market approach each time a goodwill impairment assessment was performed and gave consideration to the relative reliability of each approach at that time. We weighted the results of this impairment review giving a greater weight to the income approach because it provided a better indication of value given the operating differences between the Company and the guideline companies included in the market approach.

We perform the required impairment testing of goodwill on an annual basis in December of each year. The annual impairment evaluation for goodwill involves significant estimates made by management. The discounted cash flow analysis requires various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about sales, operating margins and growth rates are based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data as of such measurement date. Changes in estimates could have a material effect on the carrying amount of goodwill in future periods. As a result of several factors which had a significant impact on our 2012 bookings and sales, we performed an interim analysis as of September 30, 2012 of our goodwill carrying value as required by ASC 350. We believe our 2012 results were adversely impacted by, among other things, late cancellations in ad buys, competitive factors, such as a greater diversity of digital ad platforms (into which ad budgets have flowed) and increased competition from our major competitors, and advertisers' response to controversial statements by a certain nationally syndicated talk radio personality in March 2012.

We completed step one of the impairment analysis and concluded that as of September 30, 2012 our fair value was below our carrying value. Step two of the impairment test was initiated but due to the time consuming nature of the analysis and the complexity of determining the fair value of our tangible and intangible assets, it was not completed prior to the filing of our September 30, 2012 Form 10-Q, therefore, we recorded an estimated goodwill impairment charge of $67,218 as of September 30, 2012. Upon completion of the full interim review we recorded an additional goodwill impairment of $24,976 in the fourth quarter of 2012, resulting in a final goodwill impairment charge of $92,194 for the year ended December 31, 2012. The increase in the amount of goodwill impairment from our initial estimate of $24,976 to $92,194 was primarily based on an increase in the valuation of our definite lived intangibles assets, which has the effect of reducing the value of our goodwill. We also performed our annual review for impairment of goodwill in December of 2012 and based upon those reviews no further impairment of goodwill was recorded.

Gross amounts of goodwill, accumulated impairment losses and carrying amount of goodwill as of September 30, 2013 and December 31, 2012 were as follows:

Goodwill at cost	$166,038
Accumulated impairment losses	(92,194)
Balance	$73,844

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Note 7 — Intangible Assets

Intangible assets by asset type and estimated life were as follows:

	September 30, 2013				December 31, 2012
	Weighted- Average Remaining Amortization Period (years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Advertiser and producer relationships	9.3	$103,901	$(38,775)	$65,126	$103,901	$(33,580)	$70,321
Affiliate service agreements	8.1	69,091	(13,427)	55,664	69,091	(8,245)	60,846
Trade names	0.8	150	(122)	28	150	(93)	57
Customer relationships	0.8	400	(325)	75	400	(250)	150
Technology	4.8	410	(166)	244	410	(128)	282
Beneficial lease interests	1.0	1,200	(1,030)	170	1,200	(899)	301
		$175,152	$(53,845)	$121,307	$175,152	$(43,195)	$131,957

The changes in the carrying amount of intangible assets were as follows:

Balance at January 1, 2013	$131,957
Amortization	(10,650)
Balance at September 30, 2013	$121,307

Amortization expense for intangible assets for the nine months ended September 30, 2013 and 2012 was $10,650 and $12,212, respectively.

Note 8 — Fair Value Measurements

Our financial instruments consist primarily of cash and cash equivalents, restricted investment, accounts receivable, accounts payable, producer payables, accrued expenses, long-term debt, and interest rate cap contracts. The carrying values of our cash and cash equivalents, restricted investment, accounts receivable, producer and accounts payable, and accrued expenses and other liabilities approximate fair value due to the short maturity of these instruments.

The fair value of our long-term debt (Level 2) is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The fair value of our long-term debt (Level 2) is estimated using a discounted cash flow technique that incorporates a market interest yield curve (taking into consideration our credit rating where applicable) with adjustments for duration and risk profile. The fair value of our long-term debt payable to related parties (Level 2) is estimated based on the quoted market prices for the same or similar issues.

As of September 30, 2013 and December 31, 2012, our current maturities of long-term debt (excluding the Revolving Credit Facility) had aggregate principal amounts of $196,135 and $238,949, respectively, which approximates fair value.

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

We have determined the fair value of our long-term debt payable to related parties as of December 31, 2012 to be as follows:

	Carrying Value	Fair Value
Long-term debt payable to related parties	$35,774	$27,918

The fair value of interest rate cap contracts is based on forward-looking interest rate curves, as provided by the counterparty, adjusted for our credit risk. We are exposed to credit risks because a counterparty may fail to perform under the terms of the interest rate cap contracts. Our market risk is minimal and limited to our costs.

The assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	September 30, 2013			December 31, 2012
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$20,704	$—	$—	$8,445	$—	$—
Interest rate caps (included in other assets)	—	—	—	—	10	—
Total assets	$20,704	$—	$—	$8,445	$10	$—

Our nonfinancial assets that were measured at fair value on a non-recurring basis are as follows:

	Fair Value				Impairment
	December 31, 2012	Level 1	Level 2	Level 3	Charge
Goodwill	$73,844	$—	$—	$73,844	$92,194
Intangible assets	$131,957	$—	$—	$131,957	$—

Goodwill was measured for impairment as of September 30, 2012 and finalized as of December 31, 2012 as a result of several factors which had a significant impact on our fourth quarter bookings and sales. We generally perform the required impairment testing of goodwill on an annual basis. See Note 6— Goodwill for additional details on goodwill and goodwill impairment.

Note 9 — Stock-Based Compensation

Prior to the acquisition of Westwood via the Westwood Merger, we did not have a stock-based compensation plan. As part of the Westwood Merger, we assumed all of the outstanding stock options and restricted stock units ("RSUs") previously granted by Westwood to its employees under the 1999 Stock Incentive Plan (the "1999 Plan”), the 2005 Equity Compensation Plan (the "2005 Plan”) and the 2010 Equity Compensation Plan (which is an amended and restated version of the 2005 Plan, the "2010 Plan").

On December 19, 2011, after the Merger our Board of Directors approved the adoption of the 2011 Stock Option Plan (the "2011 Plan"). The purpose of the 2011 Plan is to furnish a material incentive to employees, officers, consultants and directors by making available to them the benefits of common stock ownership through stock options. Under the 2011 Plan, we may grant stock options that constitute “incentive stock options” (“ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, or stock options that do not constitute ISOs ("NSOs" and with ISOs, the “Options").

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

On December 20, 2012, we filed a post-effective amendment to the 2011 Plan that terminated the S-8 registration statement pertaining to such plan and removed from registration all of the securities registered thereby that remained unissued as of that date. There were 5,591,408 options outstanding as of September 30, 2013 described in the stock option table below. Canceled and expired shares are not available for future grants.

Unvested stock options of Westwood assumed on the Westwood Merger Date had vesting periods that extended over a period ending February 12, 2013. Certain of these options had accelerated vesting provisions under certain circumstances, including a change in control.

RSUs granted in 2011 were expensed in 2012. All RSUs vested during 2012 and no RSUs were outstanding as of December 31, 2012. No RSUs were awarded during the nine months ended September 30, 2013.

The 2011 Plan is administered by the Compensation Committee. Prior to the Recapitalization, a sub-committee of the Compensation Committee comprised of two independent directors was authorized to grant ISOs to officers and employees and NSOs to employees, officers, directors and consultants. The Compensation Committee is authorized to interpret the 2011 Plan, prescribe option agreements and make all other determinations that it deems necessary or desirable for the administration of the 2011 Plan. The sub-committee was comprised solely of independent directors in order to address tax and securities law considerations under Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 16(b) of the Securities Exchange Act of 1934, as amended, respectively. After the Recapitalization, the Board was re-constituted and no longer has independent directors.

Effective upon the close of the Cumulus Merger each outstanding equity right that is a stock option shall cease to represent a right to acquire shares of our common stock and shall be canceled and terminated without payment. As of August 30, 2013, the Company cannot issue any additional stock options or RSU without the consent of Cumulus. As of December 12, 2013, all outstanding stock options were canceled and terminated without payment as a result the consummation of the transactions contemplated by the Cumulus Merger, see Note 13 — Subsequent Event for additional details.

Stock-Based Compensation Expense

All stock-based compensation expense is included in compensation expense for financial reporting purposes and is recognized using a straight-line basis over the requisite service period for the entire award. Stock-based compensation expense for stock options and RSUs by period are as follows:

	Nine Months Ended September 30,
	2013	2012
Stock options	$4,401	$4,807
RSUs	—	146
Total	$4,401	$4,953

For the nine months ended September 30, 2012, $78 was included in stock-based compensation expense for the modification of awards upon the termination of employees.

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Stock Options

Stock option activity is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2013	8,083,845	$3.81
Granted	—	$—
Exercised	—	$—
Canceled, forfeited or expired	(2,492,437)	$4.37
Outstanding as of September 30, 2013	5,591,408	$3.56
Options vested and exercisable as of September 30, 2013	3,771,846	$3.94	2.5	$—
Options vested and expected to vest as of September 30, 2013	5,513,483	$3.57	4.4	$—
Estimated fair value of options vesting during 2013	$4,993
Unearned compensation as of September 30, 2013	$4,050		2.7

The aggregate intrinsic value of options represents the total pre-tax intrinsic value (the difference between our closing stock price at the end of the period ($0.18 as of September 30, 2013) and the option's exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options at that time. Since all options outstanding have an exercise price in excess of $0.18, their aggregate intrinsic value is $0.

Options are expensed on a straight-line basis over the requisite service period for the entire award with the amount of compensation cost recognized at any date being at least equal to the portion of the grant-date value of the award that is vested at that date.

The estimated fair value of options modified or granted during the nine month period ended September 30, 2012 were measured using the Black-Scholes-Merton option pricing model using the weighted average assumptions as follows:

Risk-free interest rate	1.57%
Expected term (years)	8.27
Expected volatility	121.53%
Expected dividend yield	—
Exercise price	$2.65
Weighted-average fair value of options granted	$2.44
Number of shares	2,295,000

The risk-free interest rate for periods within the life of an option is based on a blend of U.S. Treasury rates. The expected term is based on length of time until the option expires at the valuation date, which cannot exceed ten years. The expected volatility assumption used by us is based on the historical volatility of the Westwood common stock using a period equal to the expected term. The dividend yield represents the expected dividends on our common stock for the expected term of the option and we do not expect to declare any dividends during that time.

Note 10 — Restructuring and Other Charges

In the first quarter of 2013, we announced plans to restructure the senior management structure, reduce our workforce in certain areas and to consolidate certain facilities (the “2013 Program”). We recorded $7,534 of costs related to the 2013 Program for the

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

nine months ended September 30, 2013. The costs for the nine months ended September 30, 2013 was comprised of severance expenses of $5,190 and closed facilities' costs of $2,344. We anticipate further expenses in 2013 related to the 2013 Program for severance and additional costs associated with facility consolidations and closures. As of September 30, 2013, liabilities related to the 2013 Program were $5,707, including $2,099 classified as non-current in other liabilities.

In the second quarter of 2012, we announced plans to reduce our workforce and related costs (the "2012 Program"). We recorded costs of $180 and $2,256 related to the 2012 Program for the nine months ended September 30, 2013 and 2012, respectively. As of September 30, 2013, liabilities related to the 2012 Program were $232 and were included in accrued expense and other liabilities and are expected to be paid within one year. As of September 30, 2013, our cumulative-to-date expenses for the 2012 Program totaled $2,657 with $2,048 for severance, $572 for closed facilities, and $37 for contract terminations. We anticipate no additional future charges for the 2012 Program other than true-ups to closed facilities lease charges.

In the fourth quarter of 2011, we announced plans to restructure certain areas of our business in connection with the acquisition of Westwood (the “2011 Program”). The 2011 Program includes charges related to the consolidation of certain operations that reduced our workforce levels, closed certain facilities and terminated certain contracts and continued through September 30, 2013. In connection with the 2011 Program, we recorded restructuring expense of $213 and $5,768 for the nine months ended September 30, 2013 and 2012, respectively. As of September 30, 2013, liabilities related to the 2011 Program of $551 were included in accrued expense and other liabilities and are expected to be paid within one year and $643 of non-current liabilities are included in other liabilities in the consolidated balance sheets. As of September 30, 2013, our cumulative-to-date expenses for the 2011 Program totaled $9,685 with $5,762 for severance, $2,928 for closed facilities, and $995 for contract terminations. We anticipate no additional future charges for the 2011 Program other than true-ups to closed facilities lease charges and additional benefits and payroll taxes related to severance.

As of September 30, 2013, the current portion of the content agreement charges of $1,400 is included in accrued expenses and other liabilities and the non-current portion of $50 is included in other liabilities in the consolidated balance sheets.

The restructuring and other charges identified in the consolidated financial statements for the nine months ended September 30, 2013 are comprised of the following:

	Balance		Cash	Non-Cash	Balance
	December 31, 2012	Additions	Utilization	Utilization	September 30, 2013
Severance - 2011 Program	$856	$(29)	$(773)	$—	$54
Closed facilities - 2011 Program	2,073	242	(1,175)	—	1,140
Total 2011 Program	2,929	213	(1,948)	—	1,194
Severance - 2012 Program	400	29	(429)	—	—
Closed facilities - 2012 Program	294	133	(195)	—	232
Contract terminations - 2012 Program	—	18	(18)	—	—
Total 2012 Program	694	180	(642)	—	232
Severance - 2013 Program	—	5,190	(1,577)	—	3,613
Closed facilities - 2013 Program	—	2,344	(223)	(27)	2,094
Total 2013 Program	—	7,534	(1,800)	(27)	5,707
Total restructuring charges	3,623	7,927	(4,390)	(27)	7,133
Content agreement charges	2,350	—	(900)	—	1,450
Total other charges	2,350	—	(900)	—	1,450
Total	$5,973	$7,927	$(5,290)	$(27)	$8,583

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

Note 11 — Income Taxes

Income tax benefit for the nine months ended September 30, 2013 is $143, compared to an income tax benefit of $12,722 for the nine months ended September 30, 2012. The income tax benefit for the nine months ended September 30, 2013 is the result of the expiration of statute of limitations for FIN 48 tax reserves, partially offset by the completion of the Internal Revenue Service audit for 2009 and additional accrued interest on our FIN 48 tax reserves. The income tax benefit for the nine months ended September 30, 2012 is primarily the result of income tax benefits of approximately $25,756 from losses from continuing operations before taxes of $111,389, which includes the benefit from the goodwill impairment of $9,354, partially offset by the valuation allowance recorded in September 2012 of $13,034.

We evaluate deferred tax assets for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical financial performance, projections of future income, future reversals of existing taxable temporary differences, tax planning strategies and any available carry-back capacity.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, tax-planning strategies, and available carry-back capacity in making this assessment. Based on this evidence, we have recorded a valuation allowance of approximately $20,980 for the nine months ended September 30, 2013, which offsets the tax benefit of approximately $20,980 from losses from continuing operations before taxes of $69,476. The recording of the valuation allowance was the primary cause of the variance between the statutory rate and our effective tax rate. As of September 30, 2013, the total amount of federal, state, and local unrecognized tax benefits was $3,053, which includes interest of $1,361. The amount of unrecognized benefit that we estimate will be reversed in the next year is $711. Substantially all our unrecognized tax benefits, if recognized, would affect the effective tax rate.

Note 12 — Preferred Stock

Recapitalization

We and the Second Lien Lenders entered into the Exchange and Contribution Agreement, dated as of February 28, 2013, pursuant to which we agreed to issue to the Second Lien Lenders shares of our 15% Series A Preferred Stock, par value $0.01 per share, and penny warrants to purchase 12% of our Common Stock (see Note 3 — Debt for discussion of warrants), in exchange for $62,871 of the outstanding obligations under the Second Lien Credit Agreement. The holders of the Series A Preferred Stock, were granted certain corporate governance rights, including certain voting rights and the right to designate three of eight members of our Board of Directors, in accordance with our Fifth Amended and Restated Certificate of Incorporation (the "A&R Certificate of Incorporation") and a stockholders agreement entered into by us and certain holders of our capital stock.

On the date the Recapitalization closed, the Second Lien Lenders received 62,871 shares of Series A Preferred Stock. Upon the liquidation, bankruptcy, dissolution or winding up of the Company, the holders of the shares of the Series A Preferred Stock shall be entitled to an amount of cash equal to the liquidation preference of $1,000 per share, plus all dividends accumulated thereon and all accrued and unpaid dividends to the payment date. A change of control will be considered a liquidation, dissolution or winding up of the Company. The Series A Preferred Stock do not have any voting powers, either general or special, except that the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock is required for any amendment of the Restated Charter if the amendment would specifically alter or change the powers, preferences or rights

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

of the shares of the Series A Preferred Stock and affect them adversely. The Series A Preferred Stock ranks senior over the Series B, Series C and Series D Preferred Stock and the common stock with regard to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company. Each holder of the Series A Preferred Stock is entitled to receive dividends on April 15 and October 15 of each year beginning on October 15, 2013 equal to an annual rate equal to 15% per annum calculated in the manner of interest compounding semi-annually to the extent paid in kind. The dividends cannot be paid in cash as long as any First Lien Term Loan or First Lien Credit Facility is outstanding. As of September 30, 2013, the Series A Preferred Stock and accumulated dividends totals $67,212 and is included in the liabilities section of the consolidated balance sheets as preferred stock classified as debt.

We must redeem all outstanding shares of the Series A Preferred Stock upon the earlier to occur of either April 16, 2018 (unless there is a Permitted Refinancing as defined in the Second Lien Credit Agreement, in which case such date will be extended to the earlier of either nine months after the maturity date under the Permitted Refinancing or July 21, 2021) or a liquidation event. The holders holding a majority of the outstanding New Series A Preferred Stock that are not held by a competitor of the Company or one of the current holders have the right to force a sale of the Company at any time after April 16, 2018 if any shares of New Series A Preferred Stock are outstanding. The Company can redeem all or a portion of the New Series A Preferred Stock following such time that all amounts owing under the A & R Second Lien Credit Agreement have been repaid in full.

We also entered into a Series B Preferred Stock Subscription Agreement on February 28, 2013 (the "Subscription Agreement") by and among the Company, Gores, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund IIIA, L.P., and OCM Principal Opportunities Fund IV, L.P. (collectively, the "Purchasers"), whereby the Purchasers agreed, subject to the satisfaction of certain specified conditions, to purchase equity securities of the Company for an aggregate purchase price of $16,500.

On the date the Recapitalization closed, the PIK Notes were converted into 37,341 shares of new Series C Preferred Stock and the Purchasers purchased 16,500 shares of new Series B Preferred Stock of the Company for an aggregate purchase price of $16,500 included in the consolidated balance sheet as Preferred Stock. The Series B Preferred Stock ranks senior over the Series C and D Preferred Stock and the common stock with regard to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company. The holders of Series B Preferred Stock do not have any voting powers, either general or special, except that the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock is required for any amendment of the Restated Charter if the amendment would specifically alter or change the powers, preferences or rights of the shares of the Series B Preferred Stock and affect them adversely. Each holder of the Series B Preferred Stock is entitled to receive dividends on April 15 and October 15 of each year beginning on October 15, 2013 equal to an annual rate equal to 17.5% per annum, which increases by 2.5% on each April 15 and October 15 to a rate not to exceed 25% per annum, calculated in the manner of interest compounding semi-annually to the extent paid in kind. The dividends cannot be paid in cash as long as any New Series A Preferred Stock is outstanding. The Company can redeem all or a portion of the Series B Preferred Stock any time following such time that all New Series A Preferred Stock have been redeemed by the Company or are otherwise no longer outstanding.

On February 28, 2013, we also entered into the Exchange and Contribution Agreement, among the Company and holders of the PIK Notes, pursuant to which we agreed, subject to the satisfaction of certain specified conditions, to issue to them equity securities in exchange for their contribution to us of all of their right, title and interest in the PIK Notes, including all accrued and unpaid interest thereon (the “PIK Exchange and Contribution Agreement”). On the date the Recapitalization closed, the PIK Notes were converted into 37,341 shares of new Series C Preferred Stock. The Series C Preferred Stock ranks senior over the Series D Preferred Stock and the common stock with regard to dividends and distributions of assets upon liquidation, dissolution or winding up of

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

the Company. The holders of Series C Preferred Stock do not have any voting powers, either general or special, except that the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series C Preferred Stock is required for any amendment of the Restated Charter if the amendment would specifically alter or change the powers, preferences or rights of the shares of the Series C Preferred Stock and affect them adversely. Each holder of the Series C Preferred Stock is entitled to receive dividends on April 15 and October 15 of each year beginning on October 15, 2013 equal to an annual rate equal to 17.5% per annum, which increases by 2.5% on each April 15 and October 15 to a rate not to exceed 25% per annum, calculated in the manner of interest compounding semi-annually to the extent paid in kind. The dividends cannot be paid in cash as long as any New Series A Preferred Stock or Series B Preferred Stock is outstanding. The Company can redeem all or a portion of the Series C Preferred Stock any time following such time that all New Series A Preferred Stock and all Series B Preferred Stock have been redeemed by the Company or are otherwise no longer outstanding.

Upon the closing of the Recapitalization, we filed the A&R Certificate of Incorporation which, among other things, provides for the reclassification of our previously existing Old Series A Preferred Stock into new Series D Preferred Stock. On the date of the Recapitalization, the Old Series A Preferred Stock converted into 11,223 shares of Series D Preferred Stock and continued to be recorded as Preferred Stock on our consolidated balance sheet. The Series D Preferred Stock ranks senior over all classes of common stock with regard to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company. The holders of Series D Preferred Stock do not have any voting powers, either general or special, except that the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series D Preferred Stock is required for any amendment of the Restated Charter if the amendment would specifically alter or change the powers, preferences or rights of the shares of the Series D Preferred Stock and affect them adversely. Each holder of the Series D Preferred Stock is entitled to receive dividends on April 15 and October 15 of each year beginning on October 15, 2013 equal to an annual rate equal to 17.5% per annum, which increases by 2.5% on each April 15 and October 15 to a rate not to exceed 25% per annum, calculated in the manner of interest compounding semi-annually to the extent paid in kind. The dividends cannot be paid in cash as long as any New Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock is outstanding. The Company can redeem all or a portion of the Series D Preferred Stock any time following such time that all New Series A Preferred Stock, Series B Preferred Stock and all Series C Preferred Stock have been redeemed by the Company or are otherwise no longer outstanding.

On the date the Recapitalization closed, an additional 2,250, 5,092, and 1,530 shares of new Series B, Series C and Series D Preferred Stock, respectively, were issued to the holders of the Second Lien Term Loans, with fair values of $2,250, $5,004, and $1,474, respectively, and are included in loss on extinguishment of debt in the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2013.

We accrue preferred stock to the estimated redemption value as of the balance sheet date and report the change as dividend expense in the consolidated statement of operations and comprehensive loss.

The accounting for the Recapitalization, including the loss on extinguishment of debt, values related to long-term debt, preferred stock and warrants and other related items are preliminary and subject to adjustment.

Impact of Proposed Acquisition by Cumulus

The $260,000 purchase price payable in the Cumulus Merger is insufficient to repay all of our indebtedness and the liquidation preference on all of our outstanding preferred stock. As part of the Cumulus Merger Agreement, the holders of the Company's Series A, B, C and D Preferred Stock agreed to contribute a portion of their shares of Series A Preferred Stock, and all of the shares

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

of Series B, C and D Preferred Stock to the Company for no consideration, effective immediately prior to the Cumulus Merger. See Note 1 — Description of Business and Basis of Presentation for additional details on the Cumulus Merger.

Old Series A Preferred Stock (prior to conversion to Series D Preferred Stock)

In connection with the 2011 Merger and pursuant to the terms of the Merger Agreement, the Company issued 9,391.374 shares of Old Series A Preferred Stock (reclassified as Series D Preferred Stock as a result of the Recapitalization) to stockholders of Verge. The holders of the Series A Preferred Stock did not have a contractual redemption right, however the holders thereof (Triton) controlled the Board of Directors. Accordingly, pursuant to generally accepted accounting principles, we presented the Series A Preferred Stock in the temporary equity section of our consolidated balance sheets above stockholders' (deficit) equity.

Each holder of the Old Series A Preferred Stock was entitled to receive dividends when, as and if declared by our Board of Directors or a duly authorized committee thereof out of funds legally available therefore at an annual rate equal to (i) 9% per annum from and excluding the issue date through and including the second anniversary of the issue date, (ii) 12% per annum from the day immediately following the second anniversary of the issue date through and including the fourth anniversary of the issue date, and (iii) 15% per annum thereafter. Dividends are to be paid in cash and, to the extent not paid on March 15, June 15, September 15 or December 15 of any given year, shall accumulate and remain accumulated dividends until paid to the holders of the Old Series A Preferred Stock. No cash dividends were permitted in any instance be paid in the first year after the Old Series A Preferred Stock was issued, and the Company was entitled to pay cash dividends to the New Common Stock and not on the Old Series A Preferred Stock during the first year notwithstanding the priority of the Series A Preferred Stock otherwise set forth in the Restated Charter. For the nine months ended September 30, 2013 and 2012, we accrued $283 and $681, respectively, in cumulative dividends payable related to the Old Series A Preferred Stock and included those amounts in Old Series A Preferred Stock and accumulated dividends in the consolidated balance sheets.

Old Series A Preferred Stock had various redemption and liquidation rights, all of which have been superseded by the Recapitalization.

Details of our preferred stock by series as of September 30, 2013 and December 31, 2012 are summarized as follows:

	As of September 30, 2013
	Shares
	Authorized	Issued	Fair Value / Carrying Value at Issue Date	Accumulated Dividends	Carrying Value on Balance Sheet (1)
Series A (classified as debt)	63,000	62,871	$62,228	$4,984	$67,212

Series B	25,000	18,750	18,750	1,511	$20,261
Series C	55,000	42,433	41,699	4,152	45,851
Series D (2)	17,000	12,753	12,539	1,241	13,780
Total temporary equity			72,988	6,904	$79,892

	As of December 31, 2012
Series D (2)	200,000	9,691	$9,691	$1,091	10,782

(1) Carrying value is the equivalent value for shares issued, at liquidation value of $1,000 per share, plus accumulated dividends.
(2) Upon the closing of the Recapitalization, we filed the A&R Certificate of Incorporation which, among other things, provides

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - (Continued)
(In thousands, except share and per share amounts)

for the reclassification of our previously existing Series A Preferred Stock, par value $0.01 per share into new Series D Preferred Stock. As of December 31, 2012, these preferred shares were classified as temporary equity.
Note 13 — Subsequent Event

On December 12, 2013, we announced the consummation of the transactions contemplated by the Cumulus Merger Agreement, dated as of August 30, 2013, by and among Westwood One, Inc. and Cumulus. The consideration paid by Cumulus was $260,000, which included the following; repayment of all of our long-term debt (approximately $214,134), purchase of all of the 57,031,961 shares of our outstanding common stock (approximately $8,840), purchase of all of the outstanding the 7.5% warrants (approximately $671), payment of related transaction expenses (approximately $5,255) and a portion of our Series A Preferred Stock (approximately $31,100). In conjunction with the Cumulus Merger Agreement, the holders of our Series B, C and D Preferred Stock and the holders of the 12% warrants contributed the shares associated with these instruments without payment or further consideration. Also as a result of the consummation the Cumulus Merger, all outstanding stock options were canceled and terminated without payment.